Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. APPOINTS RHONDA ROBB AS NEW CHIEF OPERATING OFFICER

Robb brings over 30 years of leadership experience in the medical device industry

St. Paul, Minn., January 24, 2018 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today announced that it has appointed Rhonda Robb as its new Chief Operating Officer. She will report to Scott Ward, CSI Chairman, President and Chief Executive Officer.

Robb formerly served as Vice President and General Manager of the Heart Valve Therapies business at Medtronic. In that role, she was responsible for the transcatheter and surgical valve franchises. Previously, Robb held additional leadership positions in Medtronic’s Coronary, Peripheral, and Cardiac Rhythm businesses. She has strong experience leading complex businesses, growing new markets, extensive commercial experience and a strong track record of building teams and product portfolios that have improved the quality of care for patients with cardiovascular disease.

“Rhonda is a dynamic and talented executive with extraordinary experience in driving innovation and growth in medical technology,” said Ward. “She has the leadership ability, executional strengths and experience to further build CSI, and achieve our ambitious growth goals, as well as guide the expansion of the company’s peripheral and coronary franchises.”

Said Robb, “I am excited to have the opportunity to join CSI and I look forward to working with the team to improve the health of people with coronary and peripheral artery disease.”

Robb earned a bachelor’s degree from the University of Minnesota and a master’s in business administration from the Carlson School of Management at the University of Minnesota.

Robb replaces Kevin Kenny who will depart from CSI at the end of January.

Said Ward, “As Chief Operating Officer, Kevin has made many contributions to the growth and success of CSI. We are grateful for his commitment to our mission and wish him well in his future endeavors.”

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted the first 510(k) clearance for the use of the Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the Coronary Orbital Atherectomy System. To date, over 340,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Cardiovascular Systems, Inc.
January 24, 2018

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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